NeuroMetrix Reports Q3 2022 Financial Results

WOBURN, Mass., October 20, 2022 (Globe Newswire) -- NeuroMetrix, Inc. (Nasdaq: NURO) today reported financial and business highlights for the quarter and nine-month period ended September 30, 2022. The Company's mission is to reduce the impact of neurological disorders and pain syndromes on individuals and on population health through innovative non-invasive medical devices.

Highlights:

•Total Q3 2022 revenue of $2.0 million was 4.7% lower than $2.1 million reported in Q3 2021. DPNCheck® sales, the Company’s largest revenue contributor, declined by 6% primarily due to a drop in international sales. DPNCheck Medicare Advantage sales were flat as an increase in new accounts was offset by decreased orders from the Company’s largest customer.

•Q3 2022 gross profit of $1.3 million versus $1.4 million in Q3 2021 reflected a margin rate of 64.8% versus 70.0% in the prior year. The rate decrease was due to broker payments above standard costs to secure critical parts for current and future production. Excluding this variance, the Q3 2022 margin rate was 73.6%.

•Operating expenses of $3.0 million increased from $2.1 million in Q3 2021. Higher spending primarily reflected product development efforts for DPNCheck and Quell® Fibromyalgia and investments in commercial resources for both product lines.

•Net loss for the quarter was $1.6 million or ($0.23) per share and the Company ended the quarter with cash and securities of $20.8 million.

•Preparation continued for a Q4 2022 limited launch of Quell Fibromyalgia. This device is the first and only U.S. Food and Drug Administration (FDA) authorized medical device that helps reduce the symptoms of fibromyalgia, a condition affecting about 10 million U.S. adults. An agreement was signed with a nationally accredited online pharmacy to process Quell Fibromyalgia prescriptions.

"Although revenue was slightly down this quarter compared to the same quarter last year, we believe that our R&D, commercial and infrastructure investments are positioning the Company for future growth," said Shai N. Gozani, M.D., Ph.D., Chief Executive Officer of NeuroMetrix. "Our DPNCheck pipeline continues to expand and should start to contribute meaningful sales in 2023. We are also gearing up for a fourth quarter limited launch of Quell Fibromyalgia to physicians managing patients with fibromyalgia. This launch represents the culmination of our transition of the Quell wearable neuromodulation technology from the crowded and low margin over-the-counter market for pain treatments to the more attractive prescription neurotherapeutics space."

Financials:

Q3 2022 revenue of $2.0 million decreased by $96 thousand or 4.7% from the prior year. Gross margin of $1.3 million contracted by $170 thousand or 11.8% from Q3 2021. Operating expenses of $3.0 million increased by $855 thousand from $2.1 million in Q3 2021. R&D spending of $1.1 million included $337 thousand in outside engineering consulting services. Sales and marketing costs of $810 thousand included $247 thousand in new personnel spending. The net loss for Q3 2022 was $1.6 million or ($0.23) per share in comparison with a net loss of $687 thousand or ($0.12) per share in Q3 2021.

Revenue in the nine-month period ended September 30, 2022 of $6.4 million was flat with the comparable 2021 period. Gross profit of $4.5 million was lower by $159 thousand or 3.4% versus the prior year period. Operating expenses increased by $2.4 million from the prior year period. Net loss in the 2022 nine months period was $3.7 million or ($0.53) per share versus a net loss of $1.3 million or ($0.28) per share in 2021.
Company to Host Live Conference Call and Webcast

NeuroMetrix will host a conference call at 8:00 a.m. Eastern today, October 20, 2022. Participants who wish to access the call live via telephone and to ask questions must register in advance here. Upon registering, a dial-in and unique PIN will be provided on screen and via email to join the call. An audio-only webcast of the call may be accessed in the “Investors Relations” section of the Company’s website at www.NeuroMetrix.com. A replay of the call will be available for one year on the Company's Investors Relations section of the website.

About NeuroMetrix
NeuroMetrix is an innovation-driven company with a mission to improve individual and population health through innovative medical devices and technology solutions for neurological disorders and pain syndromes. The Company has three commercial products. DPNCheck® is a diagnostic device that provides rapid, point-of-care detection of peripheral neuropathies. ADVANCE® is a diagnostic device that provides automated, in-office nerve conduction studies for the evaluation of focal neuropathies. Quell® Fibromyalgia is a wearable neuromodulator that is the first and only FDA-authorized medical device to help reduce the symptoms of fibromyalgia. For more information, visit www.NeuroMetrix.com.
Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the Company’s or management’s expectations regarding the business, as well as events that could have a meaningful impact on the Company’s revenues and cash resources. While the Company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, the effects of the COVID-19 pandemic on all aspects of the Company’s business, estimates of future performance, and the ability to successfully develop, receive regulatory clearance, commercialize and achieve market acceptance for any products. There can be no assurance that future developments will be those that the Company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The Company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins
SVP and Chief Financial Officer
781-314-2761
neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.
Statements of Operations
(Unaudited)

	Quarters Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Revenues	$1,968,003	$2,064,359	$6,408,695	$6,433,330

Cost of revenues	693,571	619,833	1,888,566	1,754,343

Gross profit	1,274,432	1,444,526	4,520,129	4,678,987

Operating expenses:
Research and development	1,074,954	724,556	2,701,330	1,599,358
Sales and marketing	810,209	442,230	2,235,646	1,105,548
General and administrative	1,102,260	965,711	3,468,452	3,254,210

Total operating expenses	2,987,423	2,132,497	8,405,428	5,959,116

Loss from operations	(1,712,991)	(687,971)	(3,885,299)	(1,280,129)

Other income	106,737	882	160,560	1,673

Net loss	$(1,606,254)	$(687,089)	$(3,724,739)	$(1,278,456)

NeuroMetrix, Inc.
Condensed Balance Sheets
(Unaudited)

	September 30, 2022	December 31, 2021

Cash, cash equivalents and securities	$20,826,659	$22,572,104
Other current assets	2,605,347	1,615,755
Noncurrent assets	600,384	700,333
Total assets	$24,032,390	$24,888,192

Current liabilities	$1,832,429	$1,365,697
Lease Obligation, net of current portion	233,693	306,709
Stockholders’ equity	21,966,268	23,215,786
Total liabilities and stockholders’ equity	$24,032,390	$24,888,192

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